Exhibit 99.1 NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Bob Lougee (508)435-6117
Tuesday, August 3, 2004

Arch Wireless Reports Second Quarter Operating Results

Westborough, MA (August 3, 2004) — Arch Wireless, Inc. (Nasdaq: AWIN; BSE: AWL), a leading wireless messaging and mobile information company, today announced consolidated net income of $3.1 million, or $0.15 per share, for the quarter ended June 30, 2004. Consolidated revenues for the second quarter of 2004 were $116 million.

“Despite ongoing competition in the wireless messaging industry, we continued to improve our operations and business processes and are pleased with the company’s second quarter operating results,” said C. Edward Baker, Jr., chairman and chief executive officer. “During 2003 and the first half of 2004 we made several important changes to our operating processes, allowing for continued expense savings and the creation of necessary processes to eliminate excess network capacity and maintain or improve many of our operating metrics,” he added.

Arch reported a net decline of 209,000 messaging units in service for the quarter ended June 30, 2004 comprised of 202,000 one-way messaging units and 7,000 two-way messaging units. Messaging units in service totaled 3,969,000 at June 30, 2004 including 3,380,000 direct units in service and 589,000 indirect units in service. Average revenue per direct unit in service was $10.10 during the second quarter compared to $3.66 per indirect unit in service.

J.     Roy Pottle, executive vice president and chief financial officer, said Arch continued to strengthen its financial position during the quarter. “Arch became debt-free on May 28, 2004 when our wholly owned subsidiary, Arch Wireless Holdings, Inc. (AWHI), completed the final redemption of its 12% Subordinated Secured Compounding Notes due 2009,” he said. “In addition to repaying $300 million of debt over the past twenty-four months,” Pottle noted, “the company has successfully restructured its operations to reduce fixed costs in order to maintain operating margins despite declines in revenue. This provides Arch with increased operating and financial flexibility in advance of our pending merger with Metrocall.”

Baker noted that progress toward Arch’s proposed merger with Metrocall is on schedule. “We expect to file a definitive joint proxy statement/prospectus relating to the merger with the Securities and Exchange Commission in the near future,” he said, “which will clear the way for shareholders of both companies to vote on the merger after distribution and review of the definitive joint proxy/prospectus.” Arch and Metrocall currently plan to schedule special meetings of their respective shareholders for mid-September. Baker said the proposed merger also requires the approval and consent of the Federal Communications Commission and clearance from the U.S. Department of Justice. “We expect those agency reviews to be completed within the next few months,” he added, “and that, as anticipated, the merger will be completed at the end of the third quarter or early in the fourth quarter.” Arch and Metrocall announced a definitive merger agreement on March 29, 2004 in which both companies would combine into a new holding company.

In connection with the proposed business combination transaction, on July 23, 2004 USA Mobility, Inc. (formerly known as Wizards-Patriots Holdings, Inc.), the holding company in the proposed transaction (“Parent”), filed with the Securities and Exchange Commission (the “SEC”) an amended registration statement on Form S-4, which includes a preliminary joint proxy statement/prospectus of Arch and Metrocall and other relevant documents in connection with the proposed transaction. In addition, Parent will prepare and file a definitive joint proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. Investors of Arch and Metrocall are urged to read the definitive joint proxy statement/prospectus and other relevant materials because they will contain important information about Parent, Arch and Metrocall and the proposed transaction. The definitive joint proxy statement/prospectus will be sent to stockholders of Arch and Metrocall seeking their approval of the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by Parent, Arch and Metrocall with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. A free copy of the definitive joint proxy statement/prospectus, once it is available, also may be obtained from Arch Wireless, Inc., 1800 West Park Drive, Suite 250, Westborough, MA 01581, Attention: Jerry Cimmino (tel.: 508-870-6700), or Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Shirley White (tel.: 703-660-6677). Investors also may access free copies of the documents filed with the SEC by Arch on Arch’s website at www.arch.com or upon written request to Arch at its address listed above, and investors may access free copies of the documents filed with the SEC by Metrocall on Metrocall’s website at www.metrocall.com or upon written request to Metrocall at its address indicated above.

Arch and Metrocall and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Arch stockholders. The directors and executive officers of Arch include: William E. Redmond, Jr., Richard A. Rubin, Samme L. Thompson, James V. Continenza, Eric Gold, Carroll D. McHenry, Matthew Oristano, J. Roy Pottle and C. Edward Baker, Jr. The directors and executive officers of Metrocall include: Vincent D. Kelly, Royce Yudkoff, Eugene I. Davis, Nicholas A. Gallopo, David J. Leonard, Brian O’Reilly, Steven D. Scheiwe, George Z. Moratis and Stan Sech. Stockholders may obtain additional information regarding the interests of such participants by reading the preliminary joint proxy statement/prospectus and, when it becomes available, the definitive joint proxy statement/prospectus.

Arch Wireless, Inc., headquartered in Westborough, Mass., is a leading wireless messaging and mobile information company with operations throughout the United States. It offers a full range of wireless messaging and wireless e-mail services, including mobile data solutions for the enterprise, to business and retail customers nationwide. Arch provides services to customers in all 50 states, the District of Columbia, Puerto Rico, Canada, Mexico and in the Caribbean principally through a nationwide direct sales force, as well as through indirect resellers, retailers and other strategic partners. Additional information on Arch is available on the Internet at http://www.arch.com.

Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding Arch’s expectations for future operating and financial performance and completion of its pending merger with Metrocall, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for its paging products and services, Arch’s ability to continue to reduce operating expenses, possible delays in or failure to obtain shareholder or regulatory approvals of the merger with Metrocall, Arch’s future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third party providers for certain equipment and services, as well as other risks described from time to time in Arch’s periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.

Tables to Follow

ARCH WIRELESS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited and in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$22,367	$34,582
Accounts receivable, net	20,279	26,052
Deposits	3,224	6,776
Prepaid rent	384	514
Prepaid expenses and other	8,331	7,381
Deferred income tax	25,893	30,206

Total current assets	80,478	105,511

Property and equipment	391,936	394,436
Less accumulated depreciation and amortization	(224,615)	(180,563)

Property and equipment, net	167,321	213,873

Assets held for sale	—	1,139
Intangible and other assets, net	3	3
Deferred income tax	191,955	189,346

	$439,757	$509,872

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$20,000
Accounts payable	8,403	8,836
Accrued compensation and benefits	7,131	17,820
Accrued network costs	7,100	7,893
Accrued property and sales taxes	8,887	10,076
Accrued interest	—	1,520
Accrued restructuring charges	8,470	11,481
Accrued other	7,028	8,104
Customer deposits and deferred revenue	21,316	25,477

Total current liabilities	68,335	111,207

Long-term debt, less current maturities	—	40,000

Other long-term liabilities	6,921	4,042

Stockholders' equity:
Common stock	2	2
Treasury stock	(3,112)	—
Additional paid-in capital	344,576	339,928
Deferred stock compensation	(2,261)	(2,682)
Retained earnings	25,296	17,375

Total stockholders' equity	364,501	354,623

	$439,757	$509,872

ARCH WIRELESS, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
One-way messaging	$93,680	$126,761	$194,042	$263,632
Two-way messaging	22,117	27,315	45,414	55,197

Total revenues	115,797	154,076	239,456	318,829
Operating expenses:
Cost of products sold	856	1,374	1,794	3,032
Service, rental, and maintenance	36,988	48,511	75,976	98,646
Selling	8,757	11,721	17,825	24,215
General and administrative	28,968	43,887	60,085	92,979
Depreciation and amortization	31,071	30,638	57,380	63,861
Stock based and other compensation	2,510	4,276	5,448	6,471
Restructuring charges	—	—	3,018	—

Total operating expenses	109,150	140,407	221,526	289,204

Operating income	6,647	13,669	17,930	29,625
Interest expense, net	(1,700)	(4,827)	(5,029)	(10,473)
Other income (expense)	177	73	345	83

Income before income tax expense	5,124	8,915	13,246	19,235
Income tax expense	(2,060)	(3,671)	(5,325)	(7,920)

Net income	$3,064	$5,244	$7,921	$11,315

Basic net income per common share	$0.15	$0.26	$0.40	$0.57

Diluted net income per common share	$0.15	$0.26	$0.39	$0.57

Basic weighted average common shares outstanding	19,965,076	20,000,000	19,982,635	20,000,000

Diluted weighted average common shares outstanding	20,109,191	20,025,555	20,093,617	20,012,848

ARCH WIRELESS, INC. CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (unaudited and in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$7,921	$11,315
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	57,380	63,861
Accretion of long-term debt	—	4,750
Amortization of stock and other compensation	1,448	1,773
Deferred income tax provision	5,325	7,920
(Gains) losses on disposals of property and equipment	(230)	61
Other income	(110)	(119)
Provisions for doubtful accounts and service
adjustments	4,378	15,294
Changes in assets and liabilities:
Accounts receivable	1,395	(2,298)
Prepaid expenses and other	(129)	13,071
Accounts payable and accrued expenses	(18,711)	(16,708)
Customer deposits and deferred revenue	(4,161)	(4,340)
Other long-term liabilities	2,801	1,733

Net cash provided by operating activities	57,307	96,313

Cash flows from investing activities:
Additions to property and equipment	(8,138)	(9,695)
Proceeds from disposals of property and equipment	1,618	2,232
Receipts from note receivable	110	119

Net cash used for investing activities	(6,410)	(7,344)

Cash flows from financing activities:
Repayment of long-term debt	(60,000)	(80,000)
Capital contribution (distribution)	(3,112)	—

Net cash used for financing activities	(63,112)	(80,000)

Net increase (decrease) in cash and cash equivalents	(12,215)	8,969
Cash and cash equivalents, beginning of period	34,582	37,187

Cash and cash equivalents, end of period	$22,367	$46,156

Supplemental disclosures:
Interest paid	$6,690	$5,456
Asset retirement obligations	$—	$1,244

ARCH WIRELESS, INC. UNIT IN SERVICE ACTIVITY

	Three Months Ended
	September 2003	December 2003	March 2004	June 2004
Direct One-Way:
Beginning units in service	3,476,000	3,300,000	3,393,000	3,247,000
Unit in service growth (decline)	(176,000)	93,000	(146,000)	(125,000)

Ending units in service	3,300,000	3,393,000	3,247,000	3,122,000

Revenues (000s)	$107,455	$101,497	$92,940	$87,226
Average revenue per unit	$9.43	$9.35	$9.00	$8.77
Two-Way:
Beginning units in service	310,000	300,000	281,000	269,000
Unit in service growth (decline)	(10,000)	(19,000)	(12,000)	(11,000)

Ending units in service	300,000	281,000	269,000	258,000

Revenues (000s)	$25,940	$24,630	$22,756	$21,593
Average revenue per unit	$27.67	$27.27	$26.66	$26.28
Indirect One-Way:
Beginning units in service	978,000	860,000	754,000	654,000
Unit in service growth (decline)	(118,000)	(106,000)	(100,000)	(77,000)

Ending units in service	860,000	754,000	654,000	577,000

Revenues (000s)	$9,491	$8,256	$7,422	$6,454
Average revenue per unit	$3.44	$3.39	$3.49	$3.47
Two-Way:
Beginning units in service	9,000	8,000	9,000	8,000
Unit in service growth (decline)	(1,000)	1,000	(1,000)	4,000

Ending units in service	8,000	9,000	8,000	12,000

Revenues (000s)	$737	$643	$541	$524
Average revenue per unit	$21.96	$21.24	$21.09	$14.92
Total
Beginning units in service	4,773,000	4,468,000	4,437,000	4,178,000
Unit in service growth (decline)	(305,000)	(280,000)	(259,000)	(209,000)
Adjustment	—	249,000	—	—

Ending units in service	4,468,000	4,437,000	4,178,000	3,969,000

(1)	Average revenue per unit includes the effect of approximately 4,900 telemetry unit additions during the quarter. These units have lower monthly charges than typical indirect units.